UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 26, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2021, Lordstown Motors Corp. (the “Company”) announced that the Board of Directors of the Company appointed Daniel Ninivaggi as Chief Executive Officer of the Company and as a member of the Board of Directors of the Company, each effective immediately. Angela Strand, who has been serving as Executive Chair of the Company’s Board of Directors, will continue as Non-Executive Chair of the Board.

Mr. Ninivaggi, age 57, currently serves as the Chairman of Garrett Motion Inc., since April 2021 and has served as an independent consultant since December 2019. Mr. Ninivaggi served as Chief Executive Officer of Icahn Automotive Group, LLC and Managing Director of Icahn Enterprises L.P. (“IEP”) – Automotive Segment from March 2017 through August 2019. Prior to that, Mr. Ninivaggi served as Co-Chairman and Co-CEO of Federal-Mogul Holdings Corp., an automotive supplier. Mr. Ninivaggi was President and Chief Executive Officer of IEP between 2010 and 2014. Mr. Ninivaggi has served as a director of numerous public and private companies, including Hertz Global Holdings, Inc. (from September 2014 to June 2021), Navistar International Corporation (from August 2017 to October 2018), Icahn Enterprises G.P. Inc., CVR GP, LLC, XO Holdings, Tropicana Entertainment Inc., Motorola Mobility Holdings Inc., and CIT Group, Inc. Prior to joining IEP, Mr. Ninivaggi spent six years at Lear Corporation, holding various executive positions. Mr. Ninivaggi began his career at Skadden, Arps, Slate, Meagher & Flom LLP before joining Winston & Strawn LLP, where he became partner. He holds a Bachelor of Arts degree from Columbia University, an MBA from the University of Chicago Graduate School of Business, and a Juris Doctor degree (with distinction) from Stanford Law School.

Mr. Ninivaggi will provide the Board of Directors of the Company with leadership skills and significant management, strategic and operational experience through his positions as Chief Executive Officer of IEP, Chief Executive Officer of Icahn Automotive Group LLC, Co-Chief Executive Officer and Co-Chairman of Federal-Mogul Holdings Corp., Chairman of Garrett Motion Inc. and as a director and officer of multiple public and private companies.

On August 26, 2021 (the “Effective Date”), in connection with Mr. Ninivaggi’s appointment as the Company's Chief Executive Officer, Mr. Ninivaggi and the Company entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Ninivaggi will receive an annual salary of $750,000 and an annual bonus with an annual target bonus equal to 125% of his annual salary, based on Company and individual performance and subject to the discretion of the Board of Directors or a committee thereof. For the fiscal year ending December 31, 2021, Mr. Ninivaggi will be entitled to receive an annual bonus that is equal to no less than Mr. Ninivaggi’s annual target bonus, prorated based upon the number of days from the Effective Date through December 31, 2021, subject to his continued employment.

Under Mr. Ninivaggi’s employment agreement, if his employment is terminated by the Company without “cause” or by Mr. Ninivaggi for “good reason”, Mr. Ninivaggi is entitled to receive, subject to his execution and non-revocation of a general release of claims, an amount equal to 12 months of base salary, accelerated vesting of all outstanding and unvested equity awards and 12 months of continued health insurance coverage. In addition, if Mr. Ninivaggi’s employment is terminated for any reason other than (i) “cause” or (ii) Mr. Ninivaggi’s resignation without “good reason”, Mr. Ninivaggi is entitled to receive any actual bonus earned but unpaid as of the date of termination and a prorated target bonus for the year of termination. Pursuant to his employment agreement, Mr. Ninivaggi is also subject to certain restrictive covenants, including (i) perpetual confidentiality and non-disparagement covenants, (ii) an assignment of inventions covenant and (iii) non- competition and customer and employee non-solicitation covenants during and for the two-year period following any termination of employment.

In connection with Mr. Ninivaggi’s appointment as the Company's Chief Executive Officer, Mr. Ninivaggi will receive an award of 700,000 stock options with an exercise price equal to the closing price on the business day immediately preceding the Effective Date and 700,000 restricted stock units, in each case granted under the Company’s 2020 Equity Incentive Plan, which will vest over three years on each of the first, second and third anniversary of the grant date, subject to Mr. Ninivaggi’s continued employment through each vesting date.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release the Company issued regarding the appointment of Mr. Ninivaggi as Chief Executive Officer is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)            Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 26, 2021, between Lordstown Motors Corp. and Daniel Ninivaggi.
99.1	Press Release of Lordstown Motors Corp., issued August 26, 2021.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: August 26, 2021	By:	/s/ Thomas V. Canepa
Thomas V. Canepa
General Counsel and Secretary